Exhibit 99

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports First Quarter 2014 Financial Results

•	EPS Increase to $2.63

•	Sales Total $5.8 Billion

•	2014 EPS Guidance Increased to a Range of $8.90 to $9.15

FALLS CHURCH, Va. – April 23, 2014 – Northrop Grumman Corporation (NYSE: NOC) reported first quarter 2014 net earnings increased 18 percent to $579 million, or $2.63 per diluted share, compared to $489 million, or $2.03 per diluted share, in the first quarter of 2013. First quarter 2014 earnings include a $51 million, $0.23 per share, tax benefit resulting from the partial resolution of the Internal Revenue Service examination of the company’s 2007-2009 tax returns. First quarter 2014 diluted earnings per share are based on 220.4 million weighted average shares outstanding compared with 241.0 million shares in the first quarter of 2013, a decrease of approximately 9 percent. The company repurchased 4.8 million shares of its common stock for $564 million in the first quarter of 2014. As of March 31, 2014, the company had repurchased 25.6 million shares toward its previously announced goal of retiring 60 million shares of its common stock by the end of 2015, market conditions permitting.
“First quarter results reflect another solid performance by our team and a good start to the year. Our sustained performance, coupled with share repurchases, drove higher earnings per share for the quarter. We continue to focus on performance, cash deployment and portfolio alignment as the primary value creation drivers for our shareholders, customers and employees,” said Wes Bush, chairman, chief executive officer and president.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports First Quarter 2014 Financial Results	2

Table 1 — Financial Highlights

	First Quarter
($ in millions, except per share amounts)	2014	2013
Sales	$5,848	$6,104
Segment operating income[1]	757	748
Segment operating margin rate[1]	12.9%	12.3%
Operating income	845	759
Operating margin rate	14.4%	12.4%
Net earnings	579	489
Diluted EPS	2.63	2.03
Net cash (used in) provided by operations	(402)	1
Free cash flow[1]	(462)	(39)

Pension-adjusted Operating Highlights
Operating income	845	759
Net FAS/CAS pension adjustment[1]	(110)	(33)
Pension-adjusted operating income[1]	$735	$726
Pension-adjusted operating margin rate[1]	12.6%	11.9%

Pension-adjusted Per Share Data
Diluted EPS	$2.63	$2.03
After-tax net pension adjustment per share[1]	(0.32)	(0.09)
Pension-adjusted diluted EPS[1]	$2.31	$1.94
Weighted average shares outstanding — Basic	216.3	236.4
Dilutive effect of stock options and stock awards	4.1	4.6
Weighted average shares outstanding — Diluted	220.4	241.0

[1]	Non-GAAP metric — see definitions at the end of this press release.
First quarter 2014 total operating income increased $86 million or 11 percent, and operating margin rate increased 200 basis points to 14.4 percent. Higher operating income is primarily due to a $77 million improvement in net FAS/CAS pension adjustment. First quarter 2014 segment operating income increased 1 percent and segment operating margin rate increased 60 basis points to 12.9 percent. The improvements in segment operating income and margin rate principally reflect higher operating income and operating margin rate at Aerospace Systems.
Total backlog as of March 31, 2014, was $36.2 billion compared with $37.0 billion as of December 31, 2013. The decline in backlog was primarily due to the timing of awards in Aerospace Systems. First quarter 2014 new awards totaled $4.9 billion, an increase over first quarter 2013 new awards of $4.7 billion.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports First Quarter 2014 Financial Results	3

Table 2 — Cash Flow Highlights

	First Quarter
($ millions)	2014	2013
Net cash (used in) provided by operating activities	$(402)	$1
Less:
Capital expenditures	(60)	(40)
Free cash flow[1]	$(462)	$(39)

[1]	Non-GAAP metric — see definitions at the end of this press release.
First quarter 2014 cash used in operating activities totaled $402 million compared with $1 million provided by operations in the prior year period. First quarter 2014 free cash flow used in operating activities totaled $462 million compared with $39 million used in the prior year period. The change in cash used in operating activities was principally driven by changes in trade working capital, which were influenced by the timing of cash receipts.
Changes in cash and cash equivalents include the following for cash from operations, investing and financing activities through March 31, 2014:
Operations

•	$402 million used in operations

Investing

•	$60 million used for capital expenditures

•	$72 million used for other investing activities

Financing

•	$570 million used for repurchase of common stock

•	$132 million used for dividends

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports First Quarter 2014 Financial Results	4

2014 Guidance Updated

($ in millions, except per share amounts)	Current			Prior

Sales	23,500	—	23,800	23,500	—	23,800

Segment operating margin %[1]	~12%			High 11%

Operating margin %	~13%			High 12%

Diluted EPS	8.90	—	9.15	8.70	—	9.00

Cash provided by operations	2,300	—	2,600	2,300	—	2,600

Free cash flow[1]	1,700	—	2,000	1,700	—	2,000

[1] Non-GAAP metric - see definitions at the end of this press release.

The company's 2014 financial guidance is based on the spending levels provided for in the Bipartisan Budget Act of 2013 and the Consolidated Appropriations Act of 2014. The guidance assumes no disruption or cancellation of any of our significant programs and adequate appropriations for our programs in the first quarter of the U.S. government's fiscal year 2015.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports First Quarter 2014 Financial Results	5

Table 3 — Business Results
Consolidated Sales & Segment Operating Income1

	First Quarter
($ millions)	2014	2013	Change
Sales
Aerospace Systems	$2,420	$2,485	(3%)
Electronic Systems	1,644	1,721	(4%)
Information Systems	1,577	1,674	(6%)
Technical Services	697	717	(3%)
Intersegment eliminations	(490)	(493)
	5,848	6,104	(4%)
Segment operating income[1]
Aerospace Systems	324	270	20%
Electronic Systems	268	296	(9%)
Information Systems	162	171	(5%)
Technical Services	68	65	5%
Intersegment eliminations	(65)	(54)
Segment operating income[1]	757	748	1%
Segment operating margin rate[1]	12.9%	12.3%	60 bps
Reconciliation to operating income
Net FAS/CAS pension adjustment[1]	110	33	233%
Unallocated corporate expenses	(22)	(19)	(16%)
Other	—	(3)	NM
Operating income	845	759	11%
Operating margin rate	14.4%	12.4%	200 bps
Interest expense	(69)	(53)	(30%)
Other, net	10	6	67%
Earnings before income taxes	786	712	10%
Federal and foreign income tax expense	(207)	(223)	7%
Net earnings	$579	$489	18%

[1]	Non-GAAP metric — see definitions at the end of this press release.
For the first quarter of 2014, federal and foreign income tax expense declined to $207 million from $223 million in 2013. The effective tax rate for the first quarter of 2014 declined to 26.3 percent from 31.3 percent in the prior year period. Lower taxes and effective tax rate for the quarter reflect a $51 million tax benefit resulting from the partial resolution of the Internal Revenue Service examination of the company’s 2007-2009 tax returns. The first quarter of 2013 included a $20 million benefit related to the reinstatement of research tax credits for years 2012 and 2013.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports First Quarter 2014 Financial Results	6

Aerospace Systems ($ millions)

	First Quarter
	2014	2013	Change
Sales	$2,420	$2,485	(2.6%)
Operating income	324	270	20.0%
Operating margin rate	13.4%	10.9%
Aerospace Systems first quarter 2014 sales decreased 3 percent due to lower volume for space and unmanned programs. Lower unmanned sales reflect volume declines for several programs, including Global Hawk and Fire Scout, partially offset by higher volume for NATO Alliance Ground Surveillance. Volume for manned military aircraft programs was comparable to the prior year period.
Aerospace Systems first quarter 2014 operating income increased 20 percent and operating margin rate increased 250 basis points to 13.4 percent. Higher operating income and operating margin rate are primarily due to a $48 million increase in net favorable adjustments, which more than offset the impact of lower sales.
Electronic Systems ($ millions)

	First Quarter
	2014	2013	Change
Sales	$1,644	$1,721	(4.5%)
Operating income	268	296	(9.5%)
Operating margin rate	16.3%	17.2%
Electronic Systems first quarter 2014 sales decreased 4 percent primarily due to lower volume for combat avionics and navigation and maritime systems programs, partially offset by growth in international programs.
Electronic Systems first quarter 2014 operating income decreased 9 percent, and operating margin rate decreased 90 basis points to 16.3 percent. First quarter 2013 operating income and operating margin rate benefited from the reversal of a $26 million non-programmatic risk reserve and a higher level of net favorable adjustments than in the first quarter of 2014. Electronic Systems first quarter 2014 operating income and operating margin rate reflect lower sales and improved contract performance due in part to the continuing effect of prior favorable adjustments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports First Quarter 2014 Financial Results	7

Information Systems ($ millions)

	First Quarter
	2014	2013	Change
Sales	$1,577	$1,674	(5.8%)
Operating income	162	171	(5.3%)
Operating margin rate	10.3%	10.2%
Information Systems first quarter 2014 sales declined 6 percent due to lower volume across a broad number of programs including restricted programs and programs impacted by in-theater force reductions.
Information Systems first quarter 2014 operating income decreased 5 percent due to lower sales, and operating margin rate was comparable to the prior year period.
Technical Services ($ millions)

	First Quarter
	2014	2013	Change
Sales	$697	$717	(2.8%)
Operating income	68	65	4.6%
Operating margin rate	9.8%	9.1%
Technical Services first quarter 2014 sales declined by 3 percent, primarily due to lower volume for integrated logistics and modernization programs.
Technical Services first quarter 2014 operating income increased 5 percent and operating margin rate increased 70 basis points to 9.8 percent. The increase in operating margin rate is primarily due to improved performance across several programs, which more than offset the impact of lower sales.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports First Quarter 2014 Financial Results	8

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern daylight time on April 23, 2014. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

This release and the attachments contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” "anticipate,” “trends,” “guidance,” "goal," and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, statements relating to our future financial condition and operating results. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict.
Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, risks related to: the assumptions on which our guidance is based; our dependence on U.S. Government contracts; the effect of economic conditions in the United States and globally; changes in government and customer priorities and requirements; government budgetary constraints; shifts or reductions in defense spending resulting from budget pressures and/or changes in priorities, sequestration under the Budget Control Act of 2011, a continuing resolution with limited new starts; the lack of annual appropriations legislation or otherwise; debt-ceiling limits and disruption to or shutdown of government operations; timing of payments; changes in import and export policies; changes in customer short-range and long-range plans; major program terminations; the acquisition, deferral, reduction or termination of contracts or programs; our non-U.S. business, including legal, regulatory, financial, security and governmental risks related to doing business internationally; the outcome of litigation, claims, audits, appeals, bid protests and investigations; our ability to recover certain costs under U.S. Government contracts; market conditions; our ability to access capital; performance and financial viability of key suppliers and subcontractors; interest and discount rates or other changes that may impact pension plan assumptions and actual returns on pension plan assets; the adequacy of our insurance coverage and recoveries; the costs of environmental remediation; our ability to attract and retain qualified personnel; changes in health care costs and requirements; changes in organizational structure and reporting segments; acquisitions, dispositions, spin-off transactions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; the effects of legislation, regulations, and other changes in accounting, tax, defense procurement or other rules or practices; technical, operational or quality setbacks in contract performance; availability of materials and supplies; controlling costs of fixed-price development programs; domestic and international competition; potential security threats, information technology attacks, natural disasters and other disruptions not under our control; and other risk factors and other important factors disclosed in our Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on forward-looking statements. These forward-looking statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31
$ in millions, except per share amounts	2014	2013
Sales
Product	$3,408	$3,421
Service	2,440	2,683
Total sales	5,848	6,104
Operating costs and expenses
Product	2,533	2,631
Service	1,928	2,156
General and administrative expenses	542	558
Operating income	845	759
Other (expense) income
Interest expense	(69)	(53)
Other, net	10	6
Earnings before income taxes	786	712
Federal and foreign income tax expense	207	223
Net earnings	$579	$489

Basic earnings per share	$2.68	$2.07
Weighted-average common shares outstanding, in millions	216.3	236.4

Diluted earnings per share	$2.63	$2.03
Weighted-average diluted shares outstanding, in millions	220.4	241.0

Net earnings (from above)	$579	$489
Other comprehensive income
Change in unamortized benefit plan costs, net of tax	61	80
Change in cumulative translation adjustment	2	(16)
Other comprehensive income, net of tax	63	64
Comprehensive income	$642	$553

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	March 31, 2014	December 31, 2013
$ in millions
Assets
Cash and cash equivalents	$3,885	$5,150
Accounts receivable, net	3,234	2,685
Inventoried costs, net	781	698
Deferred tax assets	539	605
Prepaid expenses and other current assets	165	350
Total current assets	8,604	9,488
Property, plant and equipment, net of accumulated depreciation of $4,401 in 2014 and $4,337 in 2013	2,793	2,806
Goodwill	12,468	12,438
Non-current deferred tax assets	199	209
Other non-current assets	1,471	1,440
Total assets	$25,535	$26,381

Liabilities
Trade accounts payable	$1,229	$1,229
Accrued employee compensation	1,050	1,446
Advance payments and amounts in excess of costs incurred	1,494	1,722
Other current liabilities	1,498	1,418
Total current liabilities	5,271	5,815
Long-term debt, net of current portion	5,927	5,928
Pension and other post-retirement benefit plan liabilities	2,874	2,954
Other non-current liabilities	894	1,064
Total liabilities	14,966	15,761

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2014—215,007,156 and 2013—217,599,230	215	218
Paid-in capital	292	848
Retained earnings	12,983	12,538
Accumulated other comprehensive loss	(2,921)	(2,984)
Total shareholders’ equity	10,569	10,620
Total liabilities and shareholders’ equity	$25,535	$26,381

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31
$ in millions	2014	2013
Operating activities
Net earnings	$579	$489
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	109	110
Stock-based compensation	22	24
Excess tax benefits from stock-based compensation	(68)	(17)
Deferred income taxes	40	31
(Increase) decrease in assets:
Accounts receivable, net	(531)	(195)
Inventoried costs, net	(66)	(125)
Prepaid expenses and other assets	(6)	(9)
Increase (decrease) in liabilities:
Accounts payable and accruals	(755)	(560)
Income taxes payable	279	209
Retiree benefits	14	71
Other, net	(19)	(27)
Net cash (used in) provided by operating activities	(402)	1

Investing activities
Capital expenditures	(60)	(40)
Other investing activities, net	(72)	2
Net cash used in investing activities	(132)	(38)

Financing activities
Common stock repurchases	(570)	(456)
Cash dividends paid	(132)	(130)
Other financing activities, net	(29)	(56)
Net cash used in financing activities	(731)	(642)
Decrease in cash and cash equivalents	(1,265)	(679)
Cash and cash equivalents, beginning of year	5,150	3,862
Cash and cash equivalents, end of period	$3,885	$3,183

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)

	March 31, 2014			December 31, 2013
$ in millions	FUNDED (1)	UNFUNDED (2)	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$10,016	$7,349	$17,365	$18,321
Electronic Systems	6,865	2,353	9,218	9,037
Information Systems	3,335	3,407	6,742	6,864
Technical Services	2,541	371	2,912	2,811
Total	$22,757	$13,480	$36,237	$37,033

(1)	Funded backlog represents firm orders for which funding is authorized and appropriated.

(2)
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

New Awards — Total backlog as of March 31, 2014, includes an estimated $4.9 billion of contract awards in the three months ended March 31, 2014, and approximately $175 million of backlog acquired through the purchase of Qantas Defence Services Pty Limited in February 2014.

Northrop Grumman Reports First Quarter 2014 Financial Results	13

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Pension-adjusted diluted EPS: Diluted EPS excluding the after-tax net pension adjustment per share, as defined below. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS, as reconciled in Table 1, as an internal measure of financial performance.
Free cash flow: Cash provided by operating activities less capital expenditures (including outsourcing contract & related software costs). We use free cash flow as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Net FAS/CAS pension adjustment: Pension expense in accordance with Government Cost Accounting Standards (CAS)charged to contracts and included as cost in segment operating income, less pension expense determined in accordance with GAAP. Net FAS/CAS pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net FAS/CAS pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2014 and 2013 financial performance as presented in Table 1.
Pension-adjusted operating income: Operating income before net FAS/CAS pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.
Pension-adjusted operating margin rate: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating margin rate, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income include the net FAS/CAS pension adjustment, as defined above, as well as certain corporate-level expenses, which are not considered allowable or allocable under applicable CAS or FAR.
Segment operating margin rate: Segment operating income as defined above, divided by sales. Management uses segment operating margin rate, as reconciled in Table 3, as an internal measure of financial performance.
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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media